Execution copy

EMPLOYMENT AGREEMENT

1.
NewAmsterdam Pharma B.V., a company with limited liability organ-ised under the laws of the Netherlands, having its corporate seat at Naarden, registered with the Chamber of Commerce under number 76133141, hereinafter referred to as the "Employer";

and

2.
Mr Prof. J.J.P. (John) Kastelein, residing at [***], hereinafter referred to as the "Employee".

The Employer and the Employee will hereinafter also be referred to jointly as the "Parties" and each separately as the "Party".

WHEREAS

A.
As of 1 November 2022 the Employee shall be employed by the Employer in the position of Chief Scientific Officer;
B.
The Parties wish to agree in writing on the terms and conditions of em- ployment which are set out in this agreement, hereinafter referred to as the "Employment Agreement";

HEREBY AGREE AS FOLLOWS

1.
Duration of the Employment Agreement

1.1.
The Employee shall be employed by the Employer in the position of Chief Scientific Officer with effect from 1 November 2022.

1.2.
The Employment Agreement is entered into for an indefinite period of time.

1.3.
Both Parties shall be entitled to terminate the Employment Agreement by giving notice in writing equal to the statutory notice period, such termination to be effective on the first day after the end of this period. The statutory notice period is one (1) month for the Employee. For the Employer the statutory notice period depends on the duration of the employment relationship:

o
one (1) month, if the employment has lasted for five (5) years or less;
o
two (2) months, if the employment has lasted between five (5) and ten (10) years;
o
three (3) months, if the employment has lasted between ten (10) and fifteen (15) years; and
o
four (4) months, if the employment has lasted for more than fifteen

(15) years.

2.
Job performance

2.1.
The Employee shall perform his job as Chief Scientific Officer to the best of his ability and in accordance with the norms and procedures of the Employ- er's group as amended from time to time.

2.2.
The Employee's duties include all work normally associated with his job title and any specific duties which are assigned to him from time to time or con- tained in the job description. Furthermore, the Employee shall also carry out other activities if, in the opinion of the Employer, the Employer's business so requires.

2.3.
The Employee shall perform his activities at the Employer's offices or such other place as the Employer may instruct.

2.4.
The Employee's regular working hours shall be forty (40) hours per week. If the Employer deems this necessary, the Employee shall be required to work overtime.

2.5.
There will be no separate remuneration for overtime work.

2.6.
If the Employee carries out activities on behalf of enterprises affiliated with the Employer, payment for these activities shall be considered to be included in the Employee's salary as set out in article 3.

2.7.
The Employee agrees to go on business trips (both within the Netherlands as abroad) when the Employer deems this required for the proper perfor- mance of the Employee's duties.
3.
Salary and holiday allowance

3.1.
The Employee shall be entitled to a gross monthly salary of EUR 31,441.67. Payment will be made by bank transfer to the Employee's bank account as specified by the Employee to the Employer.

3.2.
NewAmsterdam Pharma Holding B.V. has entered into a Business Com- bination Agreement, which provides for a series of transactions (the "Transactions") pursuant to which NewAmsterdam Pharma Holding B.V., NewAmsterdam Pharma B.V., Frazier Lifesciences Acquisition Corpora- tion and NewAmsterdam Pharma Corporation will ultimately be held by

NewAmsterdam Pharma Company N.V. (prior to its conversion: NewAm- sterdam Pharma Company B.V.), a new publicly traded company that has been referred to as "Holdco". On the condition that the Transactions have closed and the Employee's service has continued after 1 January 2023, the Employee's salary will be increased to a gross monthly salary of EUR 35,402.50. This salary increase remains subject to the Employer's discre- tion to make adjustments if circumstances change.

3.3.
The Employee's holiday allowance is included in the salary as provided for in article 3.1 and, if applicable, 3.2.

4.
Short term incentive (STI) and Long term incentive (LTI)

4.1.
Each year the Employee may be granted an annual short-term incentive (STI). The Employer shall have the discretion to decide whether to grant the STI, depending on the financial results of the Employer's business and the Employee's performance of his work in accordance with the parameters as agreed upon between the Employee and the Employer at the beginning of each financial year. The granting of an STI in one or more years shall not entitle the Employee to an STI in a subsequent year. The bonus target is set at 40% of the Employee's gross annual base salary.

4.2.
Taking into account the Employee's position and level within the Employ- er's business, the Employee is eligible to participate in the Employer's long- term incentive plan (LTI). Participation is subject to the terms, conditions and any eligibility requirements set out in the LTI scheme as amended from time to time. The grant of long-term incentive awards may be delayed pending the consummation of the Business Combination Agreement by and among Holdco, Frazier Lifesciences Acquisition Corporation, NewAmsterdam Pharma Investment Corporation, and NewAmsterdam Pharma Holding B.V., dated July 25, 2022.

5.
Expenses and cell phone

5.1.
All reasonable and necessary expenses incurred by the Employee in the course of performing his work shall be reimbursed by the Employer upon submission of an itemised expense claim with receipts.

5.2.
The Employer shall provide the Employee with a monthly fixed compen- sation of EUR 100 net for mobile phone and Wi-Fi expenses.

6.
Holiday entitlement

6.1.
The Employee shall be entitled to twenty-five (25) days' holiday per year, consisting of 20 statutory holidays and 5 additional holidays.

6.2.
The Employer considers it important that the Employee fully uses his stat- utory holidays in order to recuperate. In principle, the Employee will take his statutory holidays prior to 1 July of the subsequent year in which the holidays were accrued. If the Employee fails to do so, those holidays will expire. There will be no payment in lieu of expired days in any circum- stances.

6.3.
The Employee's additional holidays should be taken before the end of the calendar year in which they have been accrued. If the Employee fails to do so, these additional holidays will be paid out together with the first salary payment in the subsequent calendar year.

7.
Illness

7.1.
If the Employee is prevented from carrying out the Employee's work as a result of illness, save to the extent provided otherwise in the Netherlands Civil Code, the Employee remains entitled to 100% of salary as provided in article

3.1 in the first 52 weeks (first year) of illness and 70% in the subsequent 52 weeks (second year) of illness, as long as the Employment Agreement remains in effect.

7.2.
With regard to reporting illness and the illness itself, the Employee shall fol- low the instructions given, and which, in the future, may be given, in writing by the Employer.

8.
Pension

The Employer does not operate a pension scheme.

9.
Tax / Social Security Liability for Benefits

If any remuneration, salary, entitlement or other benefit of the Employee under or in connection with this Employment Agreement, is subject to the levy of income tax and/or social security premiums under the 2001 Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001) or any other appli- cable income tax law in any jurisdiction and/or the social security laws, the relevant tax and social security premiums shall be borne by the Employee.

The Employee shall permit the Employer, its affiliates or agents (as the case may be) to withhold or deduct from any payment of any kind due to the Employee under or in connection with this Employment Agreement, an amount equal to such taxes or social security premiums due and for which the Employer or its affiliate has an obligation to withhold and ac- count.

10.
Ancillary Activities

10.1.
The Employee may not perform any ancillary activities, paid or unpaid, in whatever form or manner, without the Employer's prior written permission. In principle, the Employer will grant such permission unless the Employer has an objective reason to refuse it, such as the health and safety of the Employee, the protection of confidentiality of business information, the prevention of conflicts of interest, the protection of the Employer's good name and reputation or other objective reasons.

10.2.
Before commencing any ancillary activities, the Employee is obliged to inform the Employer in writing of the scope (working hours), duration and nature of such envisaged activities and further details (e.g. the name of the employer). The envisaged commencement date of the planned other work must be promptly and timely notified to the Employer in advance so that the Employer can decide whether it will grant its consent.

10.3.
Even once the Employer has consented to the ancillary activities, the Em- ployee is obliged to inform the Employer of the content and of the ancillary activities at any time on the Employer's request.
11.
Employer's Property

11.1.
All items, including written documents, computer files and data carriers, obtained by the Employee from or on behalf of the Employer or an enter- prise affiliated with the Employer during the period that the Employment Agreement is in effect, are and shall remain the property of the Employer or the affiliated enterprise, respectively.

11.2.
The Employee shall return such items to the Employer at first request or, in the absence of such a request, no later than the day on which the Em- ployment Agreement terminates, and the Employee shall not withhold any copy thereof or therefrom.

12.
Other restrictive covenants (Confidentiality and Assignment of Inven- tions Agreement)

As a condition to the effectiveness of this Employment Agreement, the Employee will execute and deliver to the Company contemporaneously herewith an Confidentiality and Assignment of Inventions Agreement (the “CAIA”), which CAIA contains certain non-competition, non-solicitation, non-disclosure and assignment of inventions provisions in favour of the Employer. The Employee agrees to abide by the terms of the CAIA, which are hereby incorporated by reference into this Employment Agreement. The Employee acknowledges that the provisions of the CAIA will survive the termination of Employee's employment and the termination of the term for the periods set forth in the CAIA.

13.
Severance fee

Upon termination of the Employment Agreement by the Employer without Cause (as defined below), the Employee will be entitled to receive a termi- nation fee equal to twelve (12) gross monthly salaries as stated in clause

3.1 (“Termination Fee”), or such greater termination fee as is required by Dutch law. For purposes of this Employment Agreement, “Cause” shall mean any reasonable and good faith basis for the Employer to be dissatis- fied due to:

a.
the Employee's indictment for any crime which (i) has, or could reasonably be expected to have, an adverse impact on the perfor- mance of the Employee's services to the Employer or (ii) has, or could reasonably be expected to have, an adverse impact on the business and/or reputation of the Employer;

b.
the Employee having been the subject of any order, judicial or ad- ministrative, obtained or issued by any governmental or regulatory body for any violation of securities law involving fraud, market manipulation, insider trading and/or unlawful dissemination of non-public price-sensitive information; or

c.
the Employee's wilful violation of the Employer's code of business conduct and ethics, insider trading policy or other internal policies and regulations established by the Employer and/or any subsidiary, in each case to the extent applicable to the Employee;

d.
an urgent cause (in Dutch: dringende reden) within the meaning of section 7:677 jo. 7:678 Dutch Civil Code; or

e.
a reasonable ground within the meaning of section 7:669, subsec- tions 3 e Dutch Civil Code relating to culpable conduct of the Em- ployee;

For the avoidance of doubt, termination in relation to merger, consolidation or sale of company business or the sale of stock, sale of assets by Employer whether such termination is initiated by Employer or the new company, shall not be considered a termination for Cause.

14.
Amendments

In accordance with article 7:613 of the Dutch Civil Code, the Employer has the right to amend or supplement this Employment Agreement and everything that applies between the parties in its context, if the Employer has such a compelling interest that the Employee's interest must yield thereto on the basis of standards of reasonableness and fairness.

15.
Governing law

15.1.
This Employment Agreement is governed by and construed in accordance with the laws of the Netherlands, without giving effect to conflicts of law principles.

15.2.
Any dispute in connection with this Agreement shall finally be settled before the competent court of Amsterdam, the Netherlands.

16.
Final provisions

16.1.
Subject to article 14 of this Employment agreement, no amendment and/or addition to this Employment Agreement shall have any force or effect un- less it is in writing and signed by both parties.

16.2.
There is no collective labour agreement applicable to this Employment Agreement.

16.3.
The applicable policies and schemes of the Employer, (including but not limited to the employee handbook which shall apply to the extent possible under Dutch law or if a Dutch employee handbook shall be declared applicable instead), form an integral part of this Employment Agreement, with the exception of those items and/or terms that the Parties have expressly agreed otherwise or deviated from in this Employment Agreement.

16.4.
This Employment Agreement embodies the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, relative to said subject matter.

16.5.
The consulting agreement (as amended from time to time) dated 1 January 2020 as entered into between Wester Investments B.V., NewAmsterdam Pharma Holding B.V. and the Employee shall terminate when this Employment Agreement shall enter into effect.

[Signature page follows]

Agreed on 18 November 2022.

on behalf of

NewAmsterdam Pharma B.V. represented by NewAmsterdam Pharma Holding B.V., in its turn represented by,

/s/ Michael H. Davidson /s/ John Kastelein

Name: M.H. Davidson Position: CEO

Name: Wester Investments B.V., represented by J.J.P. Kastelein Position: CSO

Prof. J.J.P. (John) Kastelein

/s/ John Kastelein

NewAmsterdam Pharma Holding B.V.

represented by,

For agreement of article 15.5

/s/ Michael H. Davidson /s/ John Kastelein

Name: M.H. Davidson Position: CEO

Name: Wester Investments B.V., represented by J.J.P. Kastelein Position: CSO

Wester Investments B.V.

For agreement of article 15.5

/s/ John Kastelein

Name: J.J.P. Kastelein

Position: Director